Exhibit 99.1

NEWS RELEASE

Allegion Announces Tim Eckersley’s Retirement,
Names Serge Zappone Leader of Allegion International

DUBLIN (Sept. 8, 2026) – Allegion plc (NYSE: ALLE), a leading global security products and solutions provider, today announced the appointment of Serge Zappone as president, International, and senior vice president, Allegion, effective Jan. 1, 2027. Zappone will join Allegion’s executive leadership team, reporting to President and CEO John H. Stone.

Zappone will succeed Tim Eckersley, who has announced plans to retire on Dec. 31, 2026, following a successful 40-year career. Eckersley is a founding member of the Allegion executive leadership team, having started with the company before its spinoff from Ingersoll Rand in 2013. He first served as president of Allegion Americas, guiding that segment in rapid growth, and transitioned to lead Allegion International in January 2021.

“Tim has been a cornerstone of Allegion’s success for nearly two decades, bringing invaluable dedication to our company and our culture,” Stone said. “We are deeply grateful for his strategic vision and the strong foundation he helped build for both Allegion Americas and Allegion International. We wish Tim the best in his well-deserved retirement.”

Eckersley will continue leading Allegion International throughout the remainder of 2026 and work closely with Zappone to ensure a seamless leadership transition. Zappone currently reports to Eckersley as leader of Allegion’s Asia-Pacific business. He joined Allegion in 2020, holding roles with increasing responsibility within the Allegion International segment.

“Serge is a proven leader who has elevated our Asia-Pacific operational performance and customer focus,” Stone said. “He will build on the strengths we have in Allegion International, bringing a passion for operational excellence and a partner-of-choice mindset.”

In total, Zappone has more than 30 years of experience in the building products industry, including past leadership roles across Europe and Asia. He holds a bachelor's degree in business management from Monash University and a master’s degree in business administration from Melbourne Business School.

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About Allegion

At Allegion (NYSE: ALLE), we design and manufacture innovative security and access solutions that help keep people safe where they live, learn, work and connect. We’re pioneering safety with our strong legacy of leading brands like CISA®, Interflex®, LCN®, Schlage®, SimonsVoss® and Von Duprin®. Our comprehensive portfolio of hardware, software and electronic solutions is sold around the world and spans residential and commercial locks, door closer and exit devices, steel doors and frames, access control and workforce productivity systems. Allegion had $4.1 billion in revenue in 2025. For more, visit www.allegion.com.

NEWS RELEASE

Media Contact:
Whitney Moorman – Director, Global Communications

317-810-3241

Whitney.Moorman@allegion.com

Analyst Contact:
Jobi Coyle – Director, Investor Relations
317-810-3107

Jobi.Coyle@allegion.com

Josh Pokrzywinski – Vice President, Investor Relations

463-210-8595

Joshua.Pokrzywinski@allegion.com

Source: Allegion plc